EXHIBIT 99.5

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  The following unaudited pro forma condensed combined financial statements give effect to the Merger of the Registrant and Old Discovery pursuant to the Merger Agreement. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it occurred on September 30, 1997. The unaudited pro forma condensed consolidated statement of operations gives effect to the Merger as if it occurred on January 1, 1997.

                  The pro forma condensed consolidated financial statements are based on the historical financial statements of the Registrant and Old Discovery. They give effect to the Merger under the purchase method of accounting and apply the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statements. The pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 1997 have been prepared based upon the unaudited condensed financial statements of the Registrant and the unaudited condensed consolidated financial statements of Old Discovery as of September 30, 1997 and for the nine months then ended.

                  The Merger will be accounted for using the purchase method of accounting. Although the Registrant was the surviving corporate entity, Old Discovery's former stockholders own approximately 92% of the merged entity. Accordingly, the transaction will be accounted for as an acquisition of the Registrant by Old Discovery. The unaudited pro forma condensed consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of the Registrant based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed consolidated financial statements after final valuation procedures are completed following the closing of the Merger. The final allocations of the aggregate purchase price for the Merger are not expected to differ materially from the preliminary allocations. In the opinion of the Registrant, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated financial statements have been made based on the terms and structure of the Merger.

                  The pro forma information is presented for illustrative purposed only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on January 1, 1997 or September 30, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

                  The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and the related notes thereto of the Registrant and Old Discovery in Amendment No. 2 to the Ansan Pharmaceuticals, Inc. Form S-4 dated October 24, 1997, and Management's Discussion and Analysis of Financial Condition and Plan of Operations included therein.

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                                  BALANCE SHEET
                               September 30, 1997
                                 (in thousands)

                                                                                             Pro Forma
                                                                                              Combined
                                                       Discovery       Old      Pro Forma   Reflecting
                                                      Laboratories  Discovery  Adjustments    Merger
                     ASSETS                           ------------  ---------  -----------    ------
                     ------
Current assets
   Cash and Cash equivalents                                 $ 274     $  536                $     810
                                                                                 $(1232)(A)
   Short-term investments                                     2200      12933     (1300)(D)      12601
   Prepaid expenses and other current assets                     6         39                       45
                                                           -------     ------      -------   ---------
                  Total current assets                        2480      13508        (2532)      13456
Furniture and equipment net                                     79         93                      172
Other assets                                                               30                       30
Deferred merger costs                                          386        327      (713)(C)         --
                                                           -------     ------      -------   ---------
                                                             $2945     $13958       $(3245)     $13658
                                                           -------     ------      -------   ---------

LIABILITIES AND STOCKHOLDERS
              EQUITY

Current liabilities
   Accounts payable and accrued expenses                   $   245      $ 448      $ 412(C)  $    1105
   Payable to Titan Pharmaceuticals, Inc.                      232         --      (232)(A)         --
   Other accrued liabilities                                    17         --           --          17
   Debenture payable to Titan Pharmaceuticals
         Inc.                                                 1000                (1000)(A)
                                                           -------     ------      -------   ---------
              Total current liabilities                       1494        448         (820)       1122
Commitments
Minority Interest                                                        2200                     2200
                                                           -------     ------      -------   ---------
Stockholders' Equity
   Preferred Stock                                            1300          2     (1300)(D)          2
   Common Stock                                                  3          7        (1)(B)          3
                                                                                     (6)(E)
   Additional paid-in capital                                10697      18999    (10697)(B)      21462
                                                                                    2457(B)
                                                                                       6(E)

   Deficit accumulated during the development               (10549)     (7698)       10549      (11131)
   stage                                                                          (3433)(B)
                                                           -------     ------      -------   ---------
              Total stockholders' equity                      1451      11310        (2425)      10336
                                                           -------     ------      -------   ---------

                                                             $2945     $13958       $(3259)     $13658
                                                           =======     ======      =======   =========

-------------
(A) Reflects the repayment of obligations to Titan Pharmaceuticals, Inc. in connection with the Merger.
(B) Reflects the allocation of the estimated purchase price of approximately $2.9 million to the historical balance sheet of the Registrant. The adjustment includes approximately $4 million of purchased in-process research and development. Also reflects the elimination of the Registrant's stockholders' equity accounts.
(C) Reflects the estimated costs incurred by the Registrant and Old Discovery to complete the Merger.
(D) Reflects the elimination of Old Discovery's investment in the Registrant's Series A preferred stock.
(E)  To reflect the 1- for-3 reverse stock split.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS

                      Nine Months Ended September 30, 1997
               (in thousands, except share and per share amounts)

                                                                                                Pro Forma
                                                                                                 Combined
                                                                          Old        Pro Forma  Reflecting
                                                          Registrant   Discovery   Adjustments    Merger
                                                          ----------   ---------   -----------    ------
Costs and expenses
   Research and development                                $   760     $    3503          --         $4263
   General and administrative                                  725          1535          --          2260
                                                           -------     ---------     -------     ---------

Loss from operations                                         (1485)        (5038)         --         (6523)
Other income/expenses)
   Interest income                                              73           594      (37)(F)          630
   Interest expense                                            (57)           --        57(F)           --
                                                           -------     ---------     -------     ---------

Net Loss                                                     (1469)        (4444)    $    20     $   (5893)
                                                           =======     =========     =======     =========

Net loss per share                                            (.59)    $   (1.69)                $   (1.86)
                                                           =======     =========                 =========

Shares used in computing net loss per share                828,427     2,629,772                 3,176,203
                                                           =======     =========                 =========


-------
(F) Reflects the net reduction of interest expense as a result of the repayment of the indebtedness owed to Titan Pharmaceuticals, Inc. in connection with the Merger.

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

Note 1

      The unaudited pro forma condensed combined balance sheet of the Registrant and Old Discovery has been prepared as if the Merger was completed as of September 30, 1997. The Merger will be accounted for as a purchase of the Registrant by Old Discovery, as Old Discovery's former stockholders own approximately 92% of the merged entity notwithstanding that the Registrant survived the Merger. The total cost of the Merger is estimated to be approximately $2.9 million, including transaction costs incurred by Old Discovery of approximately $400,000 which includes financial advisory, legal, and accounting fees.

      The purchase cost of the Registrant has been determined based on the estimated fair market value of Registrant stock at the time of the announcement of the merger. The estimated purchase price consists of the following (in thousands):

        Estimated value of Common Stock to be held by
        pre-existing Registrant stockholders following the
        Merger (546,433 shares of Common stock at $4.50 per share)       $2459
        Estimated transaction costs to be incurred by Old Discovery        400
                                                                         -----
        (Net of prior Old Discovery investment in the Registrant)        $2859
                                                                         =====

      Based on a preliminary analysis of tangible and intangible assets the allocation of the purchase price is as follows:

        Tangible assets of the Registrant acquired (less previous
        investment by Old Discovery)                                     $1259
        In-process research & development                                 3433
        Liabilities of the Registrant assumed (including
        transaction costs)                                               (1833)
                                                                         -----
                                                                         $2859

      The in-process research and development will be charged against earnings. Such charge has not been reflected in the pro forma condensed statement of operations as such charge is a non-recurring charge directly attributable to the Merger.

      The pro forma adjustments include accrued liabilities of $1,125,000 to reflect the estimated costs incurred by both the Registrant and Old Discovery to complete the Merger.

      The pro forma adjustments include the repayment of approximately $1,200,000 in debt owed to Titan Pharmaceuticals, Inc. (the "Titan Indebtedness").

      No pro forma adjustment has been included to reflect the Sublicense Agreement entered into between Titan Pharmaceuticals, Inc. and the Registrant at the time of the Merger as there is no effect on the pro forma periods presented.

Note 2

      The unaudited pro forma condensed consolidated statements of operations of the Registrant and Old Discovery have been prepared as if the Merger was completed as of January 1, 1997. The condensed consolidated statement of operations for the nine months ended September 30, 1997, includes an adjustment to reduce interest expense to reflect the repayment of Titan Indebtedness in connection with the Merger.

Note 3

      Combined pro forma net loss per share for the nine-month period ended September 30, 1997 is computed using the historical weighted average number of shares of Old Discovery Common Stock outstanding, adjusted for the exchange ratio applicable to Common Stock in the Merger plus the shares of the Registrant Common Stock outstanding following the cancellation of Titan Pharmaceuticals, Inc.'s holding in the Registrant and adjusted for the 1-for-3 reverse stock split effected concurrently with the Merger. Preferred stock and other common stock equivalents issued in the Merger are not included, as their effect is antidilutive.